Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Liberty Global plc:

We consent to the incorporation by reference in the registration statements (Nos. 333-189390 and 333-194555) on Form S-3 of Liberty Global plc of our report dated April 2, 2014, with respect to the consolidated financial statements of Ziggo N.V., Utrecht, the Netherlands, and subsidiaries as of and for the year ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K/A of Liberty Global plc.

Amsterdam, April 3, 2014

Ernst & Young Accountants LLP